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                                                                       Exhibit 5


                      [McDermott, Will & Emery Letterhead]



Integrated Orthopaedics, Inc.
5858 Westheimer
Suite 500
Houston, TX 77057

Ladies and Gentlemen:

         We have acted as counsel for Integrated Orthopaedics, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of 2,500,000 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), which may be issued pursuant to the Company's 1997 Amended and Restated Long Term Incentive Plan (the "Plan").

         We have examined or considered:

         1.       A copy of the Company's Amended Articles of Incorporation;

         2.       A copy of the Amended and Restated By-Laws of the Company;

         3. Copies of resolutions duly adopted by the Board of Directors of the Company adopting the Plan; and

         4.       A copy of the Plan.

         In addition to the examination outlined above, we have reviewed such additional matters and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion.

         We are of the opinion that the Common Stock, when issued pursuant to and in accordance with the terms of the Plan and against payment of the purchase price provided for therein, will be legally issued, fully paid and nonassessable.

         We hereby consent to the reference to our firm in the Registration Statement and to the filing of this opinion by the Company as an Exhibit to the Registration Statement.

                                        Yours very truly,



                                        /s/ McDermott, Will & Emery